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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 3 )*



                         The Yankee Candle Company, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   984757 10 4
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [X] Rule 13d-1(b)

        [ ] Rule 13d-1(c)

        [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.     984757 10 4
         -------------------------

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        1.      Names of Reporting Persons.
                I.R.S. Nos. of above persons (entities only).

                        Chieftain Capital Management, Inc. 13-3194313
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------
        2.      Check the Appropriate Box if a Member of a Group (See Instructions)

                a.      Not Applicable

                b.      Not Applicable
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        3.      SEC Use Only

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        4.      Citizenship or Place of Organization    New York
                                                    --------------------------------------------

------------------------------------------------------------------------------------------------

Number of               5. Sole Voting Power                     -0-
Shares Bene-                                ----------------------------------------------------
ficially Owned
By Each                 6. Shared Voting Power               7,440,651
Reporting                                     --------------------------------------------------
Person With:
                        7. Sole Dispositive Power                -0-
                                                 -----------------------------------------------
                        8. Shared Dispositive Power          7,440,651
                                                   ---------------------------------------------

------------------------------------------------------------------------------------------------

        9. Aggregate Amount Beneficially Owned by Each Reporting Person 7,440,651
                                                                       -------------------------

------------------------------------------------------------------------------------------------

        10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
(See Instructions)      Not Applicable
                  -------------------------------

------------------------------------------------------------------------------------------------

        11. Percent of Class Represented by Amount in Row (9)      13.7%
                                                             -----------------------------------

------------------------------------------------------------------------------------------------

        12. Type of Reporting Persons (See Instructions)
                                   IA, CO
------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------

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
ITEM 1.

        (a)     Name of Issuer:         The Yankee Candle Company, Inc.

        (b)     Address of Issuer's Principal Executive Offices

                        16 Yankee Candle Way
                        South Deerfield, Massachusetts  01373

ITEM 2.

        (a)     Name of Person Filing:        Chieftain Capital Management, Inc.

        (b)     Address of Principal Office or, if none, Residence

                        12 East 49th Street
                        New York, New York 10017

        (c)     Citizenship:    New York

        (d)     Title of Class of Securities:   Common Stock

        (e)     CUSIP Number:           984757 10 4

ITEM 3.         IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-(b) OR
                240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

        (a)     [ ]     Broker or dealer registered under section 15 of the Act
                        (15 U.S.C. 78o).

        (b)     [ ]     Bank as defined in section 3(a)(6) of the Act
                        (15 U.S.C. 78c).

        (c)     [ ]     Insurance company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c).

        (d)     [ ]     Investment company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8).

        (e)     [X]     An investment adviser in accordance with section 240.13d-
                        1(b)(1)(ii)(E);

        (f)     [ ]     An employee benefit plan or endowment fund in accordance
                        with section 240.13d-1(b)(1)(ii)(F);

        (g)     [ ]     A parent holding company or control person in accordance
                        with section 240.13d-1(b)(1)(ii)(G);

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
        (h)     [ ]     A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i)     [ ]     A church plan that is excluded from the definition of an
                        investment company under section 3(c)(14) of theInvestment
                        Company Act of 1940 (15 U.S.C. 80a-3);

        (j)     [ ]     Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.         OWNERSHIP

        (a)     Amount beneficially owned:              7,440,651

        (b)     Percent of class:                       13.7%

        (c)     Number of shares as to which the person has:

                (i)     Sole power to vote or to direct the vote:       -0-

                (ii)    Shared power to vote or to direct the vote:     7,440,651

                (iii)   Sole power to dispose or to direct the disposition of:     -0-

                (iv)    Shared power to dispose or to direct the disposition of:   7,440,651

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                Chieftain Capital Management, Inc. ("Chieftain") has investment discretion with respect to the securities to which this statement relates. Chieftain's clients are the direct owners of such securities, and Chieftain does not have any economic interest in such securities. Such clients have the sole right to receive dividends from, and the proceeds from the sale of, such securities. No such client has an interest that relates to more than 5% of the class.

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ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
                ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                Not Applicable

ITEM 8.         IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                Not Applicable

ITEM 9.         NOTICE OF DISSOLUTION OF GROUP

                                Not Applicable

ITEM 10.        CERTIFICATION

                By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purposes or effect.

                                    SIGNATURE

                After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                  February 11 , 2002
                                      ------------------------------------------
                                                         Date

                                                 /s/ Thomas D. Stern
                                      ------------------------------------------
                                                      Signature

                                           Thomas D. Stern/ManagingDirector
                                      ------------------------------------------
                                                      Name/Title